UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2014, DTS, Inc. (“DTS”) entered into a Credit Agreement, dated as of September 29, 2014 (the “Credit Agreement”), among DTS and Wells Fargo Bank, National Association (“Wells Fargo”), together with the other lenders thereunder from time to time (collectively, the “Lenders”). The Credit Agreement provides DTS with (i) a $25 million secured revolving line of credit (the “Revolver”), with a $1 million sublimit for the issuance of letters of credit, and (ii) a $25 million secured term loan (the “Term Loan”) to repay the $30 million line of credit under the existing loan agreement with MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), entered into on July 18, 2012 (the “Existing Loan Agreement”), to finance permitted acquisitions and for working capital and general corporate purposes. In connection with the Credit Agreement, DTS borrowed $25 million under the Term Loan and $5 million under the Revolver, and repaid the $30 million line of credit under the Existing Loan Agreement.

Amounts borrowed under the Credit Agreement will bear interest, at the option of DTS, at either (i) LIBOR (as defined in the Credit Agreement) plus 1.0% or (ii) the higher of (a) the rate of interest most recently announced by Wells Fargo as its prime rate or (b) the Federal Funds Rate plus 0.50%. Pursuant to the Credit Agreement, DTS is required to pay an annual commitment fee on the unused portion of the Revolver of either (i) 0.20%, if an average minimum deposit equal to or greater than $10 million is held in a Wells Fargo bank account, or (ii) 0.30% otherwise.

DTS’ ability to borrow amounts under the Credit Agreement is conditioned upon its compliance with specified covenants, including certain reporting covenants and financial covenants that require DTS to maintain a (i) minimum rolling four quarter adjusted EBITDA of $30 million for each fiscal quarter ending prior to December 31, 2014, and $32 million for each fiscal quarter ending after December 31, 2014; and (ii) minimum liquidity amount of $35 million. In addition, the Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on DTS’ ability to dispose of property, enter into mergers, acquisitions or other business combination transactions, incur additional indebtedness, grant liens, pay dividends and make certain other restricted payments.

The Credit Agreement contains customary events of default, including, among other things, non-payment defaults, covenant defaults, material adverse effect defaults, bankruptcy and insolvency defaults and material judgment defaults. All advances under the Revolver will become due and payable on September 29, 2017, or earlier in the event of a default. $5 million of the principal amount of the Term Loan will become due and payable on October 1, 2015, and $1.25 million of the principal amount of the Term Loan will be due and payable in quarterly installments thereafter, with the remaining balance due and payable on September 29, 2017. Upon the occurrence and during the continuance of an event of default, the Lenders may declare all outstanding amounts under the Revolver and the Term Loan immediately due and payable, and may terminate commitments to make any additional advances thereunder.

Wells Fargo and its affiliates may, in the future, perform for DTS and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they may in the future receive customary compensation and expense reimbursement.

In connection with the Credit Agreement, DTS and certain of its United States subsidiaries entered into a security agreement (the “Security Agreement”) dated as of September 29, 2014 with Wells Fargo as agent for the Lenders pursuant to which DTS and certain of its United States subsidiaries granted the Lenders a first priority perfected security interest in (i) all their respective current and later acquired tangible and intangible assets and certain current and future domestic subsidiaries and (ii) up to 65% of the stock of certain current and future foreign subsidiaries to secure amounts borrowed under the Credit Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2014, by and between DTS, Inc. and Wells Fargo Bank, National Association, together with any other lender thereunder from time to time.

10.2	Security Agreement, dated as of September 29, 2014, by and among DTS, Inc., and each other guarantor thereunder and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: October 3, 2014
	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance
and Chief Financial Officer
(principal financial and
accounting officer)

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2014, by and between DTS, Inc. and Wells Fargo Bank, National Association, together with any other lender thereunder from time to time.

10.2	Security Agreement, dated as of September 29, 2014, by and among DTS, Inc., and each other guarantor thereunder and Wells Fargo Bank, National Association.